HYDROFARM HOLDINGS GROUP, INC.

1510 Main Street

Shoemakersville, Pennsylvania 19555

October 27, 2026

FEAC Agent, LLC, as Agent

500 Boylston Street, Suite 1250, Boston, Massachusetts 02116

Each of the Lenders party hereto

Re:  Side Letter – Lock-Up and Stockholder Approval Covenant Relating to Series 1 Non-Voting Convertible Preferred Stock and Warrants

Ladies and Gentlemen:

Reference is made to that certain Payoff Letter, dated as of October 27, 2026 (together with the Exhibits and Annexes thereto, the “Payoff Letter”), by and among Hydrofarm Holdings Group, Inc., a Delaware corporation, as Borrower (the “Company”), FEAC Agent, LLC (as successor to JPMorgan Chase Bank, N.A.), in its capacities as administrative agent and collateral agent (in such capacities, the “Agent”), and the lenders party thereto (each, a “Lender” and, collectively, the “Lenders”), relating to (i) that certain Credit and Guaranty Agreement, dated as of October 25, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) and (ii) the other Credit Documents (as defined in the Credit Agreement) and all guaranties, security agreements, mortgages, subordination agreements, intercreditor agreements, pledge agreements, deposit account control agreements, notes and other documents and instruments relating thereto (together with the Credit Agreement, collectively, the “Loan Documents”). Capitalized terms used but not defined in this letter agreement (this “Side Letter”) have the meanings given to them in the Payoff Letter or, if not defined therein, in the Credit Agreement.

Pursuant to the Payoff Letter, the Company will issue to the Lenders (i) twenty-seven million and five hundred thousand (27,500,000) shares of the Company’s Series 1 Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Shares”) and (ii) common stock purchase warrants (“Warrants”) to acquire, in the aggregate, twenty-seven million and five hundred thousand (27,500,000) shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), each on the terms set forth in Exhibit A to the Payoff Letter. Exhibit A provides, among other things, that the Preferred Shares will be convertible, and the Warrants will be exercisable, only upon receipt of any required stockholder approvals, and that each Lender will agree to a lock-up of the Preferred Shares, the Warrants, the Conversion Shares and the Warrant Shares until the Lock-Up Expiration Date. The parties wish to document the lock-up and to set forth the Company’s covenant to obtain such stockholder approval. Accordingly, in consideration of the mutual agreements in the Payoff Letter and this Side Letter, (including solely with respect to the Designating Lenders (as defined below), the Company’s agreement to seek the appointment of the Lender Designees (defined below) as set forth herein, which agreement shall constitute consideration solely to the Designating Lenders and not to any other Lender) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Certain Definitions. As used in this Side Letter:

(a)  “Additional Lender Designees” has the meaning set forth in Section 4.

(b)  “Beneficial Ownership Limitation” means the beneficial ownership limitation applicable to the conversion of the Preferred Shares and the exercise of the Warrants.

(c)  “Board Cap” has the meaning set forth in Section 4.

(d)  “Board of Directors” has the meaning set forth in Section 4.

(e) “Cleansing Disclosure” has the meaning set forth in Section 7(k).

(f)  “Conversion Shares” means the shares of Common Stock issuable upon conversion of the Preferred Shares.

(g) “Designating Lenders” has the meaning set forth in Section 4.

(h)  “Initial Lender Designee” has the meaning set forth in Section 4.

(i)  “Lender Designees” has the meaning set forth in Section 4.

(j)  “Lock-Up Expiration Date” means the later of (i) the date on which Stockholder Approval is obtained and (ii) the date that is 120 days after the effectiveness of the Offering Resale Registration Statement; provided, that in no event shall the Lock-Up Expiration Date be later than (iii) the date that is 120 days after the shares of Common Stock, pre-funded warrants and warrants issued to the investors in the concurrent private placement of the Offering first become eligible for resale under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

(k) “Lock-Up Period” has the meaning set forth in Section 2(a).

(l)  “Lock-Up Securities” means, with respect to each Lender, the Conversion Shares and Warrant Shares issued or issuable in respect of the Preferred Shares and Warrants issued to such Lender (or its designated account) pursuant to the Payoff Letter, and any securities issued in respect of any of the foregoing by way of stock dividend, stock split, recapitalization, reclassification, merger, consolidation or similar event.

(m) “Necessary Action” means, with respect to any person and a specified result, all actions (to the extent such actions are not prohibited by applicable law and reasonably within such person’s control, and in the case of any action that requires a vote or other action on the part of the Board of Directors, to the extent such action is consistent with fiduciary duties that the Company’s directors may have in such capacity) necessary or desirable to cause such result, including (i) calling special meetings of stockholders, (ii) voting or providing a written consent or proxy, if applicable in each case, with respect to all shares of common stock, (iii) causing the adoption of stockholders’ resolutions and amendments to the Company’s certificate of incorporation or bylaws, (iv) executing agreements and instruments, (v) making, or causing to be made, with governmental authorities, all filings, registrations or similar actions that are required to achieve such result and (vi) nominating certain persons for election to the Board of Directors in connection with the annual or special meeting of stockholders of the Company.

(n)  “Offering” means the Company’s offering of shares of Common Stock, pre-funded warrants and common stock purchase warrants in a registered direct offering and concurrent private placement pursuant to the Securities Purchase Agreement, dated as of October 27, 2026, among the Company and the purchasers party thereto.

(o)  “Offering Resale Registration Statement” means the registration statement covering the resale of all shares of Common Stock, and all shares of Common Stock underlying the pre-funded warrants and common stock purchase warrants, issued to the purchasers in the concurrent private placement of the Offering.

(p) “SEC” has the meaning set forth in Section 3(a).

(q)  “Stockholder Approval” means the approval by the stockholders of the Company, in accordance with Nasdaq Listing Rule 5635 (or the applicable rules of any other national securities exchange on which the Common Stock is then listed), of the issuance of all Conversion Shares and Warrant Shares (without giving effect to any limitation on conversion or exercise that would otherwise apply in the absence of such approval, other than the Beneficial Ownership Limitation).

(r) “Stockholder Approval Deadline” has the meaning set forth in Section 3(a).

(s) “Stockholder Meeting” has the meaning set forth in Section 3(a).

(t) “Trading Day” means a day on which the principal Trading Market is open for trading.

(u) “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange, OTCBB, OTCQB or OTCQX (or any successors to any of the foregoing).

(v)  “Transfer” has the meaning set forth in Section 2(a).

(w)  “Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

2.  Lock-Up.

(a)  Lock-Up Covenant. Each Lender, severally and not jointly, agrees that, from the Payoff Date until the Lock-Up Expiration Date (the “Lock-Up Period”), such Lender will not, and will cause its controlled affiliates not to, without the prior written consent of the Company, directly or indirectly, sell, transfer or otherwise dispose of any Lock-Up Securities (a “Transfer”).

(b)  Permitted Transfers. Notwithstanding Section 2(a), a Lender may Transfer Lock-Up Securities (i) to any of its affiliates, or to any investment fund, account or vehicle managed, advised or sub-advised by the same investment manager, adviser or sub-adviser as such Lender (or an affiliate thereof); (ii) to any other Lender or its affiliates or related funds; (iii) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction approved by the Company’s board of directors and made to all holders of Common Stock involving a change of control of the Company; (iv) by operation of law, including pursuant to a domestic order or the liquidation or dissolution of such Lender; or (v) with the prior written consent of the Company; provided, that in the case of clauses (i), (ii), (iv) and (v), the transferee agrees in writing to be bound by this Section 2 for the remainder of the Lock-Up Period. Any Transfer in violation of this Section 2 shall be null and void ab initio.

(c)  Conversion and Exercise. Nothing in this Section 2 shall restrict the conversion of Preferred Shares or the exercise of Warrants in accordance with their terms (including on a cashless or net basis) following receipt of Stockholder Approval, provided, that any Conversion Shares or Warrant Shares so received shall remain subject to this Section 2 until the Lock-Up Expiration Date. The Company will promptly engage its legal counsel, at the Company’s expense, to assist with the conversion of the Preferred Shares or the exercise of Warrants, including to issue any opinion required by the Company’s transfer agent in connection with Section 2(d). To the extent a Lender determines that the assistance of its own legal counsel is reasonably necessary in connection with the conversion of the Preferred Shares or the exercise of Warrants, the Company shall reimburse the Lender for such legal counsel’s reasonable attorneys’ fees and expenses promptly upon request.

(d)  Legends; Stop-Transfer Instructions. Each Lender acknowledges that the Company may cause the Lock-Up Securities to bear an appropriate restrictive notation and may issue stop-transfer instructions to its transfer agent consistent with this Section 2. The Company shall cause, at its own expense, any such notation and instructions relating to this Section 2 to be removed within one (1) Trading Day of the Lock-Up Expiration Date.

(e)  Notice of Lock-Up Expiration Date. The Company shall deliver written notice to the Agent (which may be by e-mail) within two (2) Business Days after the occurrence of each of (i) receipt of Stockholder Approval, (ii) the effectiveness of the Offering Resale Registration Statement, and (iii) the date on which the securities issued in the concurrent private placement of the Offering first become eligible for resale under Rule 144, in each case setting forth the resulting Lock-Up Expiration Date; provided that no such notice shall be required for the Lock-Up Securities to be released from the lock-up restrictions in this Section 2.

(f)  Registration Rights. The Company confirms its obligation under the Payoff Letter to file, on the Lock-Up Expiration Date, a registration statement covering the resale of the Conversion Shares and the Warrant Shares in accordance with the terms and subject to the conditions set forth in that certain Registration Rights Agreement by and among the Company and the Lenders.

3.  Stockholder Approval Covenant.

(a)  Stockholder Meeting. The Company shall (i) as promptly as practicable after the date hereof file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement on Schedule 14A seeking Stockholder Approval; (ii) cause a definitive proxy statement to be mailed to its stockholders as promptly as practicable thereafter; and (iii) hold an annual or special meeting of its stockholders (the “Stockholder Meeting”) for the purpose of obtaining Stockholder Approval as promptly as practicable after the date hereof (the “Stockholder Approval Deadline”). The Company shall not take any action, or enter into any agreement, that would reasonably be expected to prevent, materially impair or materially delay the receipt of Stockholder Approval.

(b)  Board Recommendation; Solicitation. The Company’s board of directors shall recommend that the Company’s stockholders vote in favor of the Stockholder Approval proposal and shall not withdraw, qualify or modify such recommendation in a manner adverse to the Lenders. The Company shall use its reasonable best efforts to solicit proxies in favor of Stockholder Approval in the same manner as it solicits proxies for management proposals generally, and shall use commercially reasonable efforts to cause each of its directors and executive officers who holds shares of Common Stock to vote such shares in favor of Stockholder Approval.

(c)  Lender Review. The Company shall provide the Agent and the Lenders’ counsel a reasonable opportunity to review and comment on the portions of the preliminary and definitive proxy statements relating to the Stockholder Approval proposal before filing and shall consider any such comments in good faith. The Company shall promptly notify the Agent of any SEC comments relating to such proposal and shall use its reasonable best efforts to resolve them as promptly as practicable.

(d)  Subsequent Meetings. If Stockholder Approval is not obtained at the Stockholder Meeting, the Company shall call a stockholder meeting to seek Stockholder Approval at least once every ninety (90) days thereafter (or, at the Company’s option, at each annual meeting if earlier) until the earlier of the date on which Stockholder Approval is obtained and the date on which no Preferred Shares or Warrants remain outstanding.

(e)  Reservation of Shares. From and after receipt of Stockholder Approval, the Company shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock a number of shares sufficient to permit the conversion in full of the Preferred Shares and the exercise in full of the Warrants (without regard to the Beneficial Ownership Limitation).

(f)  Notice. The Company shall notify the Agent in writing within two (2) Business Days after the results of any stockholder vote on the Stockholder Approval proposal are known and shall disclose such results as required by Item 5.07 of Form 8-K.

(g)  Beneficial Ownership Limitation Unaffected. Nothing in this Side Letter shall modify the Beneficial Ownership Limitation, which shall continue to apply in all cases.

4. Board Designation Rights The Lenders, other than any Lenders affiliated with BlackRock, Inc. (the “Designating Lenders”), in consultation with the Company, shall be entitled to designate one (1) director of the Company (the “Initial Lender Designee”) and following, and subject to, Stockholder Approval or confirmation by Nasdaq that the appointment does not violate Nasdaq rules, up to three (3) additional directors of the Company (the “Additional Lender Designees” and together with the Initial Lender Designee, the “Lender Designees”); provided that the number of Lender Designees shall at all times be limited to the extent necessary to comply with Nasdaq listing requirements, to the greatest whole number of directors that as a percentage of the entire Board of Directors, does not exceed the Designating Lenders’ relative contribution to the Company (the “Board Cap”). The Company shall take all Necessary Action to (i) cause such Initial Lender Designee to be appointed to the board of directors of the Company (the “Board of Directors”) no later than the later of (x) thirty (30) days after the Payoff Date and (y) ten (10) days after communication (email being sufficient) of the name of the Initial Lender Designee by the Designating Lenders to the Company, (ii) use its reasonable best efforts to cause Nasdaq to confirm that the appointment of Additional Lender Designees does not violate Nasdaq rules (iii) cause such Additional Lender Designees to be appointed to the Board of Directors no later than the later of (x) the earlier of (a) thirty (30) days after the date upon which Stockholder Approval is obtained and (b) the date Nasdaq has otherwise confirmed that the appointment of any Additional Lender Designees does not violate Nasdaq rules and (y) ten (10) days after communication (email being sufficient) of the names of the Additional Lender Designees by the Designating Lenders to the Company, and (iv) include in the slate of nominees recommended by the Board of Directors for election as directors at each applicable annual or special meeting of stockholders of the Company, including at every adjournment or postponement thereof, at which directors are to be elected, the Lender Designees. The Designating Lenders shall have the exclusive right to designate directors for election to the Board of Directors to fill vacancies created by reason of death, removal, disqualification or resignation of Lender Designees, subject to the Board Cap, and the Company shall take all Necessary Action to cause any such vacancies to be filled by replacement Lender Designees as promptly as reasonably practicable.

5.  Representations. Each party represents and warrants to the other parties that (a) it has full power and authority to execute, deliver and perform this Side Letter, (b) this Side Letter has been duly authorized, executed and delivered by it, and (c) this Side Letter constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. Each Lender acknowledges that the Lock-Up Securities have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144. Each Lender is acting independently and severally, and not as part of a group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) with any other Lender or any other Person with respect to any securities of the Company. No Lender has any agreement, arrangement or understanding with any other Lender or any other Person to act together for the purpose of acquiring, holding, voting or disposing of any securities of the Company.

6.  Specific Performance. The parties agree that irreparable damage would occur if any provision of Sections 2 or 3 were not performed in accordance with its terms, and that each party shall be entitled to an injunction or injunctions to prevent breaches of this Side Letter and to enforce specifically its terms, without proof of actual damages and without any requirement to post a bond, in addition to any other remedy to which it is entitled at law or in equity.

7.  Miscellaneous.

(a)  Effectiveness; Termination. This Side Letter shall become effective upon execution and delivery by the Company, the Agent and each Lender, and the obligations under Sections 2, 3 and 4 shall commence on the Payoff Date. If the Payoff Letter terminates in accordance with its terms prior to the Payoff Date (including because the Payoff Consideration is not received on or prior to 5:00 p.m. (eastern time) on October 28, 2026), this Side Letter shall automatically terminate and be of no further force or effect.

(b)  Relationship to Payoff Letter. This Side Letter supplements, and is intended to implement, the lock-up and stockholder approval terms set forth in the Payoff Letter. In the event of any conflict between this Side Letter and the Payoff Letter with respect to the subject matter hereof, this Side Letter shall control. Except as expressly set forth herein, the Payoff Letter remains in full force and effect, and nothing herein shall be deemed to revive any Obligations or Loan Documents discharged pursuant to the Payoff Letter.

(c)  Liability. Each Lender’s obligations hereunder are several and not joint, and no Lender shall be responsible for the performance of any other Lender. The Agent shall have no personal liability for any Lender’s obligations under Section 2.

(d)  Disclosure. The Company shall, on or before 9:00 a.m. (New York City time) on the fourth Trading Day following the Payoff Date or such earlier time as is required by law, publicly disclose the material terms of this Side Letter and the transactions contemplated by the Payoff Letter in a Current Report on Form 8-K, and shall not publicly disclose the name of any Lender except as required by law or the rules of any applicable securities exchange.

(e)  Amendments and Waivers. This Side Letter may be amended or any provision waived only by a written instrument signed by the Company and Lenders holding a majority of the then-outstanding Preferred Shares; provided that any amendment or waiver that disproportionately and adversely affects any Lender relative to the other Lenders shall require such Lender’s written consent.

(f)  Assignment. No party may assign its rights or obligations under this Side Letter without the prior written consent of the other parties, except that a Lender may assign its rights and obligations to a transferee of Lock-Up Securities in a Transfer permitted under Section 2(b).

(g)  Governing Law; Jurisdiction; Waiver of Jury Trial. This Side Letter, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Side Letter, shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law); provided, that matters relating to the internal affairs of the Company and the Stockholder Approval shall be governed by the Delaware General Corporation Law. Each party submits to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, New York, New York. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS SIDE LETTER.

(h)  Notices. Notices hereunder shall be in writing and delivered by e-mail (with confirmation of transmission), by nationally recognized overnight courier or by hand, to the Company at the address set forth above (Attention: Bill Toler; e-mail: btoler@hydrofarm.com), with a copy (which shall not constitute notice) to Cozen O’Connor, Attn: Seth Popick, One Oxford Centre, 301 Grant Street 41st Floor, Pittsburgh, PA 15219, and to the Agent at the address set forth above (Attention: Kevin Mulcahy; e-mail: kevin.mulcahy@firsteagle.com), with a copy (which shall not constitute notice) to Willkie Farr & Gallagher LLP (Attention: Greg Gartland, e-mail: ggartland@willkie.com), or to such other address as a party may designate by notice.

(i)  Counterparts; Electronic Signatures. This Side Letter may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed signature page by facsimile, .pdf or other electronic transmission shall be effective as delivery of a manually executed counterpart.

(j)  No Third-Party Beneficiaries. Nothing herein confers any rights or remedies on any person other than the parties and their permitted successors and assigns.

(k) Cleansing Disclosure. The Company shall issue a press release and/or file with or furnish to the SEC a Current Report on Form 8-K publicly disclosing the material terms of the transactions contemplated by this Agreement and all material non-public information that the Company or any of its representatives provided to the Lenders or their affiliates or representatives (the "Cleansing Disclosure"). From and after the Cleansing Disclosure, the Lenders will not possess any material non-public information received from the Company or its representatives.

[Signature pages follow]

Very truly yours,

HYDROFARM HOLDINGS GROUP, INC.

By: /s/ Bill Toler_______________________

Name: Bill Toler

Title: Chief Executive Officer

Acknowledged and agreed as of the date first written above:

FEAC AGENT, LLC,

as Administrative Agent and Collateral Agent

By: /s/ Kevin Mulcahy__________________

Name: Kevin Mulcahy

Title: Managing Director

LENDERS:

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